Addendum No. 1

to Pricing Supplements listed in the table beginning

on page A-1,
to any Underlying Supplement dated April 19, 2018,

Underlying Supplement dated October 2, 2018,

Product Supplement I-A dated June 30, 2017,

Product Supplement I-B dated June 30, 2017,

Product Supplement I-C dated June 30, 2017 and

Product Supplement I-G dated October 4, 2017,

to Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 October 5, 2018

The securities are senior unsecured obligations of Credit Suisse AG, acting through its London branch.

The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in the relevant pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this addendum, any of the accompanying pricing supplements or the accompanying underlying supplements, the product supplements, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

You should read the relevant Pricing Supplements listed in the table beginning on page A-1 below and any relevant Underlying Supplement, Product Supplement and Prospectus Supplement, which describe the specific terms of the offered securities, together with the Prospectus.

This Addendum No. 1 to the Pricing Supplements listed in the table beginning on page A-1 amends, restates and supersedes the expected Settlement Date of the securities set forth in the Pricing Supplements. None of the other terms of the securities are affected by this Addendum No. 1.

Credit Suisse

October 5, 2018

The expected Settlement Date for the following securities is October 30, 2018.

Pricing Supplement (Title of Securities)	Date of Pricing Supplement	Tranche	CUSIP
Buffered Accelerated Return Equity Securities due December 2, 2019	September 26, 2018	K1107	22551LCG3
5.75% - 7.75% per annum Contingent Coupon Autocallable Yield Notes due January 31, 2020	September 26, 2018	U3280	22551LCN8
5.75% - 7.75% per annum Contingent Coupon Autocallable Yield Notes due January 31, 2020	September 26, 2018	U3281	22551LCQ1
6.00% - 8.00% per annum Contingent Coupon Autocallable Yield Notes due April 30, 2020	September 26, 2018	U3273	22551LCD0
7.25% - 9.25% per annum Contingent Coupon Autocallable Yield Notes due April 30, 2020	September 27, 2018	U3288	22551LCX6
9.00% − 11.00% per annum Contingent Coupon Autocallable Yield Notes due October 30, 2020	September 27, 2018	U3292	22551LDH0
CS Notes due April 29, 2021	September 27, 2018	G160	22551LDT4
5.75% - 7.75% per annum Contingent Coupon Callable Yield Notes due October 31, 2023	September 26, 2018	U3276	22551LCL2
Digital Plus Barrier Notes due October 31, 2023	September 27, 2018	T1416	22551LDB3
Accelerated Barrier Notes due October 31, 2023	September 27, 2018	T1413	22551LCY4
6.00% - 8.00% per annum Autocallable Yield Notes due January 31, 2020	September 27, 2018	U3293	22551LDL1
Absolute Return Barrier Securities due October 31, 2023	September 27, 2018	T1422	22551LDP2
9.25% - 11.25% per annum Contingent Coupon Callable Yield Notes due October 31, 2023	September 27, 2018	U3295	22551LDQ0
CS Notes due October 31, 2023	September 27, 2018	G161	22551LDS6
10.00% - 11.00% per annum Contingent Coupon Autocallable Yield Notes due October 29, 2021	September 28, 2018	U3305	22551LE71

A-1

Buffered Return Equity Securities due October 31, 2023	October 1, 2018	K1113	22551LEB2
Buffered Return Equity Securities due October 31, 2023	September 28, 2018	K1112	22551LEA4
Step-Up Contingent Coupon Callable Yield Notes due October 29, 2021	September 28, 2018	U3299	22551LDW7
Digital Buffered Notes due April 29, 2022	October 1, 2018	K1114	22551LED8

A-2

Credit Suisse